Exhibit 99.1

Omni Bio Acquires 25% of BioMimetix Pharmaceutical for $2,000,000
Leading Academic Medical Center Executes Exclusive Licensing Agreement with BioMimetix to Develop New Class of Patented Compounds to Treat Radiation Toxicity

Denver, CO, July 21, 2011 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OTC Bulletin Board: OMBP.ob) today announced it has acquired a 25% equity ownership of BioMimetix, Inc. (“BioMimetix”) for $2,000,000 in cash. Concurrent with Omni Bio’s investment in BioMimetix, Duke University entered into an exclusive licensing arrangement with BioMimetix (the “Duke License”). BioMimetix is a recently formed biopharmaceutical corporation and, as the exclusive licensee of the Duke License, intends to develop a new class of patented compounds for the treatment of various disease and health care treatment classifications including radiation toxicity incurred during the treatment of cancer.

The American Society for Radiation Oncology estimates that approximately 1,000,000 patients undergo radiation therapy treatments annually in the U.S. Consequently, based on what Omni Bio believes are conservative pricing estimates of $5,000 per patient for radio-protective drug treatment, the total addressable market in the U.S could be as high as $5.0 billion. Omni Bio believes that the aggregate of the markets in Europe, Japan, and Australia could equal the size of the U.S. market estimates.

Dr. James Crapo, CEO of Omni Bio, commented, “We are extremely excited about the commercial possibilities that this investment in BioMimetix provides for Omni Bio. The size of the medical markets that BioMimetix has to potentially commercialize are extremely large and complement those that Omni Bio is currently targeting through its licenses for the treatment of certain inflammatory, cellular transplantation, bacterial and viral disorders using Alpha-1 antitrypsin (“AAT”). With the Duke License, BioMimetix will have the ability to develop new compounds under an issued patent with a long patent life. As an equity owner in BioMimetix, Omni Bio now has a critical second front for commercialization in the biopharma space and increasing shareholder value with a relatively small initial investment.”

Vicki Barone, Chairperson of Omni Bio’s board of directors, added, “We are very pleased by our Board’s decision to make an investment that it believes will greatly expand our potential commercial applications. Dr. Crapo’s 20 plus years of research and development in BioMimetix’s anti-oxidant compounds was a driving force supporting the Board’s decision. Our private placement financings completed during June of this year, which totaled $3.5 million, will allow us to move forward quickly with the medical combination of Omni Bio’s and BioMimetix’s licensed IP.”

Dr. Crapo is the founder, CEO and a director of BioMimetix. As compensation for his CEO and director services for BioMimetix, Dr. Crapo was issued shares of BioMimetix’s common stock and a warrant to purchase additional shares of its common stock, but does not receive any cash compensation.

In addition to Omni Bio’s initial 25% equity ownership in BioMimetix, Omni Bio was issued a common stock purchase warrant (the “Warrant”) to acquire up to an additional 15% equity ownership interest in BioMimetix for an additional $2,000,000. The Warrant is exercisable immediately, may be exercised in whole or in part and expires on July 15, 2012.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including BioMimetix’s addressable markets and the success of BioMimetix’s activities. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to BioMimetix’s ability to successfully commercialize its intellectual property and the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.